RETIREMENT AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Retirement Agreement and General Release of Claims ("**Agreement**") is entered into by and between John C. Kunze ("**Kunze**" or "**Employee**") and Regal Rexnord Corporation ("**Regal Rexnord**" or the "**Company**"), collectively the "**Parties**."

WHEREAS, Kunze was employed by Regal Rexnord as President, Climate Solutions Segment located at 1946 W Cook Rd, Fort Wayne, Indiana 46818;

WHEREAS, the Parties mutually desire to settle any disputes, known and unknown, in an amicable way, whether related to the termination of Kunze's employment with Regal Rexnord or otherwise, in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, Kunze can represent his departure from Regal Rexnord as "retirement" or "mutual" or "voluntary;" and

WHEREAS, Kunze's employment with Regal Rexnord ended on Friday, September 30, 2022 ("**Termination Date**" or "**Retirement Date**");

WHEREAS, after Kunze has accepted this Agreement by signing it below, he may revoke acceptance of this Agreement for a period of seven (7) calendar days after the date Kunze signs it (the "**Revocation Period**"), as set forth in Section II E below. This Agreement shall become effective on the day after the expiration of the applicable Revocation Period unless Kunze revokes the Agreement during the Revocation Period (the "**Effective Date**").

NOW, THEREFORE, in consideration of the promises contained in this Agreement, the Parties to this Agreement agree as follows:

I. PAYMENTS AND BENEFITS

A. Payments.

(a) Kunze will be paid a lump sum cash payment of $420,786, less applicable taxes and withholdings;

(b) Kunze will be paid a lump sum cash payment representing a prorated amount of his 2022 Annual Incentive Award calculated based on the actual performance of the Company and the Climate Solutions Segment through his Retirement Date in a manner consistent with the terms of the award; while the performance-based amount will not be known until release of 3Q2022 earnings and could vary significantly, the target amount for Kunze on a pro rata basis (equal to 3/4ths of 70% X base salary) would be $220,913, less applicable taxes and withholdings;

B. Acceleration and Other Benefits.

(a) Kunze's unvested portions of grants of Restricted Stock Units of dates 2/18/2020, 2/23/2021, 10/4/2021, and 2/23/2022 ("**RSUs**") will become fully vested as of the Retirement Date, amounting to a total of 2,455 RRX shares;

(b) Kunze's performance share unit awards of 2/18/2020, 11/12/2020, and 10/4/2021 covering the performance period including fiscal years 2020, 2021 and 2022 ("**PSUs**") will be deemed earned and calculated based on actual performance in each of fiscal year 2020, 2021, and fiscal year 2022, amounting to a total of 2,689 RRX shares at target, to be adjusted up or down depending on performance over the entire performance period, with the resulting number of shares being awarded in the Company's ordinary cycle for such awards, subject to the application of tax withholding and other deductions as required by law; and

(c) Kunze's unvested portions of grants of Stock Settled Appreciation Rights of dates 5/9/2018, 5/8/2019, 2/18/2020, 2/23/2021, 10/4/2021, and 2/23/2022 ("**SSARs**") will become fully vested as of the Retirement Date, amounting to a total of 11,418 SSARs exercisable within 180 days from the Retirement Date at the respective exercise prices established for each grant.

Payments, Acceleration and Other Benefits are collectively referred to herein as the "Payments and Benefits").

Except as specified below, the Payments and Benefits will be provided to Kunze as soon as practicable and only after the Effective Date and execution of the agreement as described in Section II E. The pro-rated annual incentive award of Article I, para. A, sub (b)will be further held and paid when confirmed on or about November 10, 2022, and the PSUs deemed earned at the end of fiscal year 2022 per Article I, para. B, sub (b) will be finally calculated and awarded on or about February 28, 2023.

Kunze acknowledges that the Payments and Benefits are not payments or benefits to which Kunze is otherwise entitled, and such amounts constitute the consideration for Kunze's waivers covenants and release specified in Articles II and III below.

II. RELEASE OF CLAIMS AND COVENANT NOT TO SUE

A. Release. Kunze, for himself and his heirs, executors, administrators, and assigns, agrees to, and hereby does, forever release Regal Rexnord, its parent, and any affiliated organizations, and the shareholders, directors, officers, agents, insurers, attorneys, and employees of each of these organizations ("**Released Parties**") from, and waives, any and all claims or causes of action, whether known or unknown, asserted or un-asserted, that Kunze has, had, or may have as a result of any act, failure to act, or omission of any kind on the part of the Released Parties from Kunze's date of hire up to the date he executes this Agreement. Without limiting the generality of the foregoing, this Release applies to: (a) any and all claims in any way related to Kunze's employment with Regal Rexnord or termination thereof; (b) any and all claims for additional compensation, bonuses, or benefits under any benefit plan, policy, or practice, except for those referenced in this Agreement and those benefits routinely payable under the benefit plans in which

Kunze participated immediately prior to termination, if any; (c) any and all claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent retention, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, tortious interference with prospective contractual relations, restitution, payment of monies such as wages, vacation pay, and other paid time, outrageous behavior, breach of express or implied contract, promissory estoppel, breach of any implied duty of good faith, or under any other theory of recovery; (d) any and all claims under or pursuant to any other agreement; (e) any and all claims under the Family Medical Leave Act, Americans With Disabilities Act, Age Discrimination In Employment Act, Older Worker Benefit Protection Act, National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. Sections 1981 and 1985, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, , the Indiana Civil Rights Act, the Indiana Age Discrimination Act, the Indiana Employment Discrimination Against Disabled Persons Act, Indiana Wage Payment and Wage Claims Acts, Ind. Code Ann. §§ 22-9-1-3, 22-9-2-1, 22-9-2-2, 22-9-5-1 *et. seq*, any amendments to any of the foregoing, any other employment or wrongful discharge provision of Indiana law, any amendments to any of the foregoing, any other employment or wrongful discharge provision of Indiana law, and any state, federal, or local wage payment laws, family and/or medical leave laws, and any other federal, state or local law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment; and (f) any claims for compensatory, consequential, or punitive damages, back pay, front pay, costs, attorney's fees, interest, or other expenses; except an action to enforce the terms and conditions of this Agreement. This release does not purport to waive claims arising under the above laws that might allegedly occur after the date of this Agreement or claims that cannot by law be released by private agreement. This release also does not waive Kunze's entitlement to vested benefits under any pension or 401(k) plan or other ERISA-governed benefit plan provided by Regal Rexnord. In addition, the above release does not waive claims that Kunze could make, if available, for unemployment or worker's compensation.

B. **Covenant Not to Sue.** Kunze, for himself and his heirs, executors, administrators and assigns covenants and agrees not to sue or bring any action, whether federal, state, local, judicial or administrative, now or at any future time, against the Released Parties with respect to any claims released by this Agreement. Nothing in this Agreement limits or affects Kunze's right to challenge the validity of this Agreement under the ADEA or the OWBPA, prevents Kunze from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, including providing documents or any other information, or limits Kunze from exercising rights under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees, although by signing this Agreement Kunze is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Kunze on Kunze's behalf by any third party, except for any right you

may have to receive a payment or award from a government agency (and not any of the Released Parties) for information provided to the government agency or otherwise where prohibited.

C. **Waiver of Unknown Claims.** Kunze intends that this Agreement shall bar each and every claim, demand, and cause of action hereinabove specified, whether known or unknown to him at the time of execution of this Agreement. As a result, Kunze acknowledges that he might, in the future, discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement. Nevertheless, Kunze hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

D. **No Pending Claims.** Kunze represents and warrants that he does not: (i) have any pending complaints, charges, or claims for relief against Regal Rexnord, or any of the Released Parties, with any local, state, or federal court or administrative agency, including, but not limited to, any worker's compensation claim; (ii) has reported to Regal Rexnord any and all work-related injuries incurred during employment; and (iii) have a pending claim of unlawful discrimination, harassment, sexual harassment, abuse, assault, or other criminal conduct, or retaliation against Regal Rexnord or any of the Released Parties.

E. **ADEA Release.** Kunze hereby acknowledges that he is knowingly and voluntarily entering into this Agreement with the purpose of waiving and releasing any claims under the Age Discrimination in Employment Act ("**ADEA**"), and as such, Kunze acknowledges and agrees that:

(1) this Agreement is worded in an understandable way and he has read and fully understands its terms;

(2) any rights or claims arising under the ADEA are waived;

(3) claims under the ADEA that may arise after this Agreement is executed are not waived;

(4) the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Kunze was already undisputedly entitled;

(5) Kunze has been advised, in writing, by the Company to consult with an attorney prior to executing this Agreement;

(6) Kunze has been afforded twenty-one (21) days from the date he receives this Agreement to consider its terms, provided, however, Kunze may waive the full twenty-one (21) day period and sign this Agreement at an earlier date;

(7) any changes made to this Agreement, whether material or immaterial, will not restart the running of this twenty-one-day (21-day) period;

(8) Kunze acknowledges and understands that he may revoke this Agreement within seven (7) calendar days of the date on which Kunze executes this document.

Should Kunze wish to exercise his right to revoke this Agreement, the revocation must be in writing and must be delivered by hand or certified mail within seven (7) calendar days of the date he executes this Agreement (the "**Revocation Period**") and delivered to:

Thomas Valentyn
Vice President, General Counsel & Secretary for Regal Rexnord
200 State Street
Beloit, WI 53511
Thomas.valentyn@regalrexnord.com

and

(9) this Agreement shall not become effective until the Revocation Period has passed without Kunze's revocation of the Agreement during the Revocation Period. If Kunze revokes this Agreement, Kunze will be deemed not to have accepted the terms of this Agreement and Regal will have no obligations hereunder.

III. PROTECTIVE COVENANTS

A. Non-Disparagement. Kunze agrees that he has not and will not make statements to customers and suppliers of Regal Rexnord or to other members of the public, including on social media, that are in any way disparaging or negative towards Regal Rexnord, Regal Rexnord's products or services, or Regal Rexnord's representatives or employees. However, nothing in this Agreement prohibits Kunze from fully and candidly discussing employment matters with a governmental agency.

B. Non-Disclosure, and Protective Covenants. Kunze acknowledges and agrees that notwithstanding anything in Article IV, Paragraph K below that might otherwise be construed to the contrary the protective covenants set forth in Exhibit B and C of the Separation Agreement and General Release of Claims he previously executed are incorporated herein by reference and remain in full force and effect, and the post-employment restrictions start as of the Termination Date set forth in this Agreement.

IV. MISCELLANEOUS

A. No Additional Payments. Kunze is not owed nor shall he accrue or be entitled to receive any other wages, salary, benefits, bonuses, fees, stock options, commissions, or any other form of benefits, compensation, or remuneration of any kind from Regal Rexnord and/or the Released Parties, with the exception of those set forth above.

B. Return of Company Property. Kunze represents and agrees that, except where agreed otherwise, on or before the Termination Date, Kunze returned to Regal Rexnord all the Company property within Kunze's possession or control, including, but not limited to, mobile

devices (and spare parts), keys, computers and peripheral equipment, software, automobiles, equipment, customer lists, forms, plans, documents, and other written and computer material, and copies of the same, belonging to Regal Rexnord or its affiliates, or any of their customers, and Kunze will not at any time copy or reproduce the same. Should Kunze discover after the Termination Date that he inadvertently retained possession of any Company property, he will immediately notify Regal Rexnord and return any and all such property.

C. **No Assignment**. Kunze hereby represents and warrants that Kunze has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action, and/or cause of action Kunze has, or may have, or may claim to have against any Released Party. Kunze agrees to indemnify and hold harmless all of the Released Parties from any and all injuries, harm, damages, costs, losses, expenses, and/or liability, including reasonable attorneys' fees and court costs, incurred as a result of any claims or demands which may hereafter be asserted against any such Released Parties by, through, or by virtue of an assignment or other transfer by Kunze.

D. **Cooperation.** Kunze agrees to cooperate fully with Regal Rexnord to facilitate an orderly transition of his job responsibilities. Kunze also agrees to cooperate with Regal Rexnord regarding any pending, or subsequently filed, litigation, claims, or other dispute involving Regal Rexnord that relate to matters within the knowledge or responsibility of Kunze during his employment with Regal Rexnord. Without limiting the foregoing, Kunze agrees (i) to meet with Regal Rexnord representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Regal Rexnord with notice of contact by any adverse party or such adverse party's representative except as may be required by law. Kunze agrees that any payments he receives pursuant to this Agreement is intended to fully compensate him for any services he performs pursuant to this cooperation clause. However, Regal Rexnord will reimburse Kunze for all reasonable out-of-pocket expenses that are authorized by Regal Rexnord before being incurred in connection with the cooperation described in this paragraph.

E. **No Admission of Liability**. This Agreement, the offer of this Agreement, and compliance with this Agreement shall not constitute or be construed as an admission by the Released Parties, or any of them individually, of any wrongdoing or liability of any kind or an admission by any party (Kunze or Released Parties). This Agreement shall not be admissible in any judicial, administrative, or other proceeding or cause of action as an admission of liability or for any purpose other than to enforce the terms of this Agreement.

F. **Contractual Agreement; Governing Law**. The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed in accordance with the laws of the State of Indiana, without regard to principles of conflicts of law. The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend that the legality, validity, and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid, or unenforceable part shall be deemed not to be a part of this Agreement. The forum and venue to decide any disputes arising under this Agreement shall be a court of competent jurisdiction in Indiana. Kunze consents to the jurisdiction of the courts located in Indiana over him

and waives any and all objections to the exercise of jurisdiction over him by such court. Regal and Kunze hereby waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. If either party believes they will suffer irreparable harm as a result of breach of this Agreement, the party can seek immediate injunctive relief.

G. **Successors**. This Agreement shall be binding upon and the benefits shall inure to Kunze and Kunze's heirs, and to the Company and its successors and assigns.

H. **Waivers**. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by the party to this Agreement against whom such waiver is sought to be enforced. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission or revocation of this Agreement.

I. **Notices.** All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, and addressed as follows:

If to the Company:
Thomas Valentyn
Vice President, General Counsel & Secretary for Regal Rexnord
200 State Street
Beloit, WI 53511
thomas.valentyn@regalrexnord.com

If to Kunze: at the address set forth below Kunze's signature on the signature page hereto.

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

J. **Severability.** Each of Kunze's obligations under this Agreement shall be considered a separate and severable obligation. If a court determines that a restriction in this Agreement cannot be enforced as written due to an overbroad limitation (such as time, geography, or scope of activity), the parties agree that the court shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law. If, despite the foregoing, any provision contained in this Agreement is determined to be void or unenforceable, in whole or in part, then the other provisions of this Agreement will remain in full force and effect.

K. **Entire Agreement.** Kunze agrees that in executing this Agreement, Kunze does not rely and has not relied on any document, representation, or statement, whether written or oral, other than those specifically set forth in this Agreement. Except where otherwise expressly provided for herein, and subject to the limitations set forth in Article III, Paragraph B, Non-Disclosure Obligations and Protective Covenants, above, the parties agree that this Agreement

constitutes the entire agreement between Kunze and the Company, supersedes any and all prior agreements or understandings, written or oral, pertaining to the subject matter of this Agreement, and contains all the covenants and agreements in any manner whatsoever between the parties with respect to such matters. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by both parties.

L. **Mutual Drafting**. The wording in this Agreement was reviewed and accepted by all parties after reasonable time to review with legal counsel, and no party shall be entitled to have any wording of this Agreement construed against the other party as the drafter of the Agreement in the event of any dispute in connection with this Agreement.

M. **Understanding of Agreement**. Kunze declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted, after complete consideration of all facts and Kunze's legal rights, of which Kunze has been fully advised by Kunze's attorney, to the extent he sought his attorney's advice, for the purpose of making a full and final compromise, adjustment and settlement of any and all claims, disputed or otherwise, that Kunze may have against the Released Parties.

N. **Counterparts**. This Agreement may be executed in multiple counterparts each of which shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party's executed counterpart of this Agreement shall be deemed to be an executed original thereof.

O. **Affiliates**. For purposes of this Agreement an "affiliate" of the Company is any entity controlling, controlled by, or under common control with the Company.

P. **Tax Indemnification**. The Company makes no representations regarding the taxability or legal effect of the payment described in Article I, and Kunze is not relying on any statement or representation of the Company in this regard. Kunze will be solely responsible for the payment of any taxes and penalties assessed on the payment and will defend, indemnify and hold the Company free and harmless from and against any claims relating to the taxability, if any, of the payment. The Company shall issue to Kunze an IRS Form W-2 for the payments described in Article I above.

Q. **Execution**. Kunze understands he must sign this Agreement on or before October 21, 2022 (21 days after receipt), and Kunze acknowledges his understanding that, if this Agreement is not signed by that date, the Agreement is no longer valid.

R. **Compliance With 409A.** It is the intention and purpose of the parties that this Agreement and all payments and benefits hereunder shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Agreement shall be so interpreted and administered. If necessary, any provision of this Agreement or part thereof that fails to comply with Section 409A shall be considered null and void. To the extent required by Code Section 409A, no benefits shall be paid under this Agreement during the six-month period following Kunze's Termination Date (the "Postponement Period"). If payment of benefits is

required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within thirty (30) days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment. If Kunze dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to Kunze's estate within sixty (60) days after Kunze's death.

This Agreement is intended to meet the requirements of the "short-term deferral" exception, the "separation pay" exception and other exceptions under Code Section 409A. Notwithstanding anything in the Agreement to the contrary, if required by Code Section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, any payment required to be made hereunder shall be treated as separate from any other payment or payments required to be made hereunder, and the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. For purposes of the Agreement, references to a "termination," "termination of employment," or like terms shall mean "separation from service" as defined under Code Section 409A to the extent applicable. In no event may Kunze designate the year of payment for any amounts payable under the Agreement except as agreed upon herein.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

KUNZE ACKNOWLEDGES AND AGREES THAT HE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING AND LEGAL DOCUMENT. KUNZE FURTHER AGREES THAT HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THE PROVISIONS OF THIS AGREEMENT AND HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS AGREEMENT KUNZE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY THE COMPANY OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT'S SUBJECT MATTER AND/OR EFFECT. KUNZE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.

AGREED AND UNDERSTOOD:IN WITNESS WHEREOF, the parties have executed this Agreement as follows:

JOHN C. KUNZE

[signature]
John C. Kunze Signature

14714 Remington Place
Address

Fort Wayne, IN, 46814
City, State, Zip

JKUNZE1035@GMAil.com
Email

Date: 9/30/22

REGAL REXNORD CORPORATION

By: [signature]

Name: Cheryl Lewis
Title: CHRO

4881-0976-1321.1 / 097914-1002